Exhibit 10.17

SECURITY AGREEMENT

1.   THE SECURITY. Each of the undersigned, Twinlab Consolidated Holdings, Inc., a Nevada corporation (“Parent”), Twinlab Consolidation Corporation, a Delaware corporation (“TCC”), Twinlab Holdings, Inc., a Michigan corporation (“Twinlab Holdings”), ISI Brands Inc., a Michigan corporation (“ISI Brands”), and Twinlab Corporation, a Delaware corporation (“Twinlab Corporation”; together with Parent, TCC, Twinlab Holdings and ISI Brands, the “Companies”; and each individually, a “Company”) hereby assigns and grants to PENTA MEZZANINE SBIC FUND I, L.P., a Delaware limited partnership, its subsidiaries and affiliates (collectively, the “Purchaser”) a security interest in the following described property now owned or hereafter acquired by such Company (“Collateral”):

(a)  All accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and general intangibles, including all amounts due to such Company from a factor; and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b)  All inventory, including all materials, work in process and finished goods.

(c)  All machinery, furniture, fixtures and other equipment of every type now owned or hereafter acquired by such Company.

(d)  All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type. The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.

(e)  All general intangibles, including, but not limited to, (i) all patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems. The Collateral shall include all good will connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.

(f)  All negotiable and nonnegotiable documents of title covering any Collateral.

(g)  All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.

(h)  All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral, and all proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the Collateral and sums due from a third party which has damaged or destroyed the Collateral or from that party’s insurer, whether due to judgment, settlement or other process.

(i)  All books, data and records pertaining to any Collateral, whether in the form of a writing, photograph, microfilm or electronic media, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).

Notwithstanding anything to the contrary in this Agreement or any other Transaction Document (as defined in the Note Purchase Agreement), the Purchaser’s security interest in and lien on the Collateral shall be subordinated to the lien of the Senior Lender (as defined in the Note Purchase Agreement) and subject to the terms of the Subordination Agreement (as defined in the Note Purchase Agreement).

2.  THE INDEBTEDNESS. The Collateral secures and will secure all Indebtedness of the Companies to the Purchaser. Each party obligated under any Indebtedness is referred to in this Agreement as a “Debtor.” “Indebtedness” means all debts, obligations or liabilities now or hereafter existing, absolute or contingent of the Debtor or any one or more of them to the Purchaser, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly or acquired by the Purchaser by assignment or otherwise, including but not limited to debts, obligations or liabilities arising under that certain Note and Warrant Purchase Agreement, dated as of the date hereof, by and between the Companies and the Purchaser (the “Note Purchase Agreement”).

3.  COMPANIES’ COVENANTS. Each Company represents, covenants and warrants that unless compliance is waived by the Purchaser in writing:

(a)  Such Company will properly preserve the Collateral; defend the Collateral against any adverse claims and demands other than Permitted Encumbrances (as defined in the Note Purchase Agreement); and keep accurate Books and Records.

(b)  Such Company's chief executive office is located, in the state specified on the signature page hereof. In addition, such Company (if not an individual or other unregistered entity), is incorporated in or organized under the laws of the state specified on such signature page. Such Company shall give the Purchaser at least thirty (30) days’ notice before changing its residence or its chief executive office or state of incorporation or organization. Such Company will notify the Purchaser in writing prior to any change in the location of any Collateral, including the Books and Records.

(c)  Such Company will notify the Purchaser in writing prior to any change in such Company's name, identity or business structure.

(d)  Unless otherwise agreed, such Company will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of the Purchaser and Permitted Encumbrances.

(e)  Such Company will promptly notify the Purchaser in writing of any event which materially affects the value of the Collateral, the ability of such Company to dispose of the Collateral, or the rights and remedies of the Purchaser in relation thereto, including, but not limited to, the levy of any legal process against any Collateral.

(f)  Such Company shall pay all costs necessary to preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales, and any costs to perfect the Purchaser’s security interest (collectively, the “Collateral Costs”). Without waiving any Company's default for failure to make any such payment, the Purchaser at its option may pay any such Collateral Costs, and discharge encumbrances (other than Permitted Encumbrances) on the Collateral, and such Collateral Costs payments shall be a part of the Indebtedness and bear interest at the rate set out in the documents evidencing such Indebtedness. Each Company agrees to reimburse the Purchaser on demand for any Collateral Costs so incurred.

(g) Until the Purchaser exercises its rights to make collection, such Company will diligently collect all Collateral.

(h) If any Collateral is or becomes the subject of any registration certificate, certificate of deposit or negotiable document of title, including any warehouse receipt or bill of lading, such Company shall immediately deliver such document to the Purchaser or the Senior Lender, as bailee for the benefit of the Purchaser for purposes of perfection in accordance with Section 31 of the Subordination Agreement, together with any necessary endorsements.

(i) Such Company will not sell, lease, agree to sell or lease, or otherwise dispose of any Collateral except Permitted Dispositions (as defined in the Note Purchase Agreement) without the prior written consent of the Purchaser.

(j) Such Company will maintain and keep in force all risk insurance covering the Collateral against fire, theft, liability and extended coverages (including without limitation windstorm coverage and hurricane coverage as applicable), to the extent that any Collateral is of a type which can be so insured. Such insurance shall be in form, amounts, coverages and basis reasonably acceptable to the Purchaser, shall require losses to be paid on a replacement cost basis, shall be issued by insurance companies reasonably acceptable to the Purchaser and include a loss payable endorsement in favor of the Purchaser in a form reasonably acceptable to the Purchaser. Upon the request of the Purchaser, such Company will deliver to the Purchaser a copy of each insurance policy, or, if permitted by the Purchaser, a certificate of insurance listing all insurance in force.

(k) Such Company will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless such Company first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by the Purchaser of the Collateral from such real property or fixture. Such written consent shall be in form and substance reasonably acceptable to the Purchaser and shall provide that the Purchaser has no liability to such owner, holder of any lien, or any other person.

(l) To the extent material to the conduct of its business, such Company will, at its expense, diligently prosecute all patent, trademark or service mark or copyright applications pending on or after the date hereof, will maintain in effect all issued patents and will renew all trademark and service mark registrations, including payment of any and all maintenance and renewal fees relating thereto, except for such patents, service marks and trademarks that are being sold, donated or abandoned by such Company in its reasonable business judgment. Such Company also will promptly make application on any patentable but unpatented inventions, registerable but unregistered trademarks and service marks, and copyrightable but uncopyrighted works to the extent material to the conduct of its business as determined in its reasonable business judgment. To the extent material to the conduct of its business as determined in its reasonable business judgment, such Company will at its expense protect and defend all rights in the Collateral against any material claims and demands of all persons other than Senior Lender and the Purchaser and will, at its expense, enforce all rights in the Collateral against any and all infringers of the Collateral where such infringement would materially impair the value or use of the Collateral to such Company or the Purchaser. Such Company will not license or transfer any of the Collateral, except for such licenses as are customary in the ordinary course of such Company's business, or except with the Purchaser's prior written consent.

4.  ADDITIONAL OPTIONAL REQUIREMENTS. Each Company agrees that the Purchaser may at its option at any time, whether or not any Company is in default:

(a)  Require such Company to deliver to the Purchaser (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

(b)  Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

(c)  Subject to the terms of the Subordination Agreement, require such Company to deliver to the Purchaser or the Senior Lender, as bailee for the benefit of the Purchaser for purposes of perfection in accordance with Section 31 of the Subordination Agreement, any instruments, chattel paper or letters of credit which are part of the Collateral, and to assign to the Purchaser the proceeds of any such letters of credit.

(d)  Subject to the terms of the Subordination Agreement, notify any account debtors, any buyers of the Collateral, or any other persons of the Purchaser's interest in the Collateral.

5.  DEFAULTS. Any one or more of the following shall be a default hereunder:

(a)  Any Indebtedness is not paid when due, after giving effect to any applicable grace or cure periods.

(b)  Any Company breaches any term, provision, warranty or representation under this Agreement, and such breach remains uncured after any applicable cure period.

(c)  Subject to Section 5.17 of the Note Purchase Agreement, the Purchaser fails to have an enforceable first lien (except for the liens of Senior Lender or any prior liens to which the Purchaser has consented in writing) on or security interest in the Collateral except as a result of Purchaser not taking action, or not requesting a Company to take action, to perfect such lien (unless Purchaser’s failure to take action to perfect such lien is caused in whole or in party by a Company’s failure to take any action or provide any document requested by Purchaser).

(d)  A default occurs under the Note Purchase Agreement, any Transaction Document or other agreement evidencing the Indebtedness, and such default remains uncured after any applicable cure period.

6.  PURCHASER'S REMEDIES AFTER DEFAULT. Upon the occurrence and continuation of an event of any default, the Purchaser may do any one or more of the following, to the extent permitted by law and subject to the terms of the Subordination Agreement:

(a)  Declare any Indebtedness immediately due and payable, without notice or demand.

(b)  Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

(c)  Enforce the security interest of the Purchaser in any deposit account of any Company maintained with the Purchaser by applying such account to the Indebtedness.

(d)  Require any Company to obtain the Purchaser's prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral consisting of inventory.

(e)  Require any Company to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to the Purchaser in kind.

(f)  Require any Company to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under the Purchaser's exclusive control.

(g)  Require any Company to assemble the Collateral, including the Books and Records, and make them available to the Purchaser at a place designated by the Purchaser.

(h)  Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of any Company's equipment, if the Purchaser deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

(i)  Demand and collect any payments on and proceeds of the Collateral. In connection therewith each Company irrevocably authorizes the Purchaser to endorse or sign such Company's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to such Company and remove therefrom any payments and proceeds of the Collateral.

(j)  Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to any Company.

(k)  Use or transfer any of any Company's rights and interests in any Intellectual Property now owned or hereafter acquired by such Company, if the Purchaser deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. Each Company agrees that any such use or transfer shall be without any additional consideration to such Company. As used in this paragraph, “Intellectual Property” includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which any Company has any right or interest, whether by ownership, license, contract or otherwise.

(l)  Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral. Each Company hereby consents to the appointment of such a receiver and agrees not to oppose any such appointment.

(m)  Take such measures as the Purchaser may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and each Company hereby irrevocably constitutes and appoints the Purchaser as such Company's attorney-in-fact to perform all acts and execute all documents in connection therewith.

(n)  Without notice or demand to any Company, set off and apply against any and all of the Indebtedness any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness, at any time held or owing by the Purchaser or any of the Purchaser's agents or affiliates to or for the credit of the account of any Company or any guarantor or endorser of any Company's Indebtedness.

(o)  Exercise any other remedies available to the Purchaser at law or in equity.

7.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.  MISCELLANEOUS.

(a)  Any waiver, express or implied, of any provision hereunder and any delay or failure by the Purchaser to enforce any provision shall not preclude the Purchaser from enforcing any such provision thereafter.

(b)  Each Company shall, at the request of the Purchaser, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as the Purchaser may reasonably deem necessary.

(c)  All notes, security agreements, subordination agreements and other documents executed by each Company or furnished to the Purchaser in connection with this Agreement must be in form and substance satisfactory to the Purchaser.

(d)  This Agreement is governed by and shall be interpreted according to federal law and the laws of New York. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Purchaser has greater rights or remedies under federal law, this paragraph shall not be deemed to deprive the Purchaser of such rights and remedies as may be available under federal law. Jurisdiction and venue for any action or proceeding to enforce this Agreement shall be the forum appropriate for such action or proceeding against the Debtor, to which jurisdiction each Company irrevocably submits and to which venue each Company waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.

(e)  All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

(f)  All terms not defined herein are used as set forth in the Uniform Commercial Code.

(g)  In the event of any action by the Purchaser to enforce this Agreement or to protect the security interest of the Purchaser in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, each Company agrees to pay immediately the costs and expenses thereof, together with reasonable attorneys' fees and allocated costs for in-house legal services to the extent permitted by law.

(h)  In the event the Purchaser seeks to take possession of any or all of the Collateral by judicial process, each Company hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

(i)  This Agreement shall constitute a continuing agreement, applying to all future as well as existing transactions, whether or not of the character contemplated at the date of this Agreement, and if all transactions between the Purchaser and the Companies shall be closed at any time, shall be equally applicable to any new transactions thereafter.

(j)  The Purchaser's rights hereunder shall inure to the benefit of its successors and assigns. In the event of any assignment or transfer by the Purchaser of any of the Indebtedness or the Collateral, the Purchaser thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but the Purchaser shall retain all rights and powers hereby given with respect to any of the Indebtedness or the Collateral not so assigned or transferred. All representations, warranties and agreements of each Company if more than one are joint and several and all shall be binding upon the personal representatives, heirs, successors and assigns of such Company.

(k)  Each Company hereby agrees that the obligations of the Companies hereunder are joint and several.

9. Final Agreement. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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Dated: As of November 13, 2014.

PENTA MEZZANINE SBIC FUND I, L.P., a Delaware limited partnership

By:	Penta Mezzanine SBIC Fund I
GP, LLC, its General Partner

	By:	/s/ Richard E. Mount
Name: Richard E. Mount
Title: Authorized Member

Address for Notices:
20 N. Orange Avenue, Suite 1550
Orlando, Florida 32801

[SIGNATURE PAGE TO SECURITY AGREEMENT]

Address for Notices:	TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation
Twinlab Consolidation Corporation
600 East Quality Drive
American Fork, UT 84003	By:	/s/ Thomas A. Tolworthy
Attention: Mark Jaggi, Chief Financial Officer	Name:	Thomas A. Tolworthy
Email: mjaggi@twinlab.com	Title:	Chief Executive Officer and President

and	TWINLAB CONSOLIDATION CORPORATION, a Delaware corporation
Twinlab Consolidation Corporation
632 Broadway, Suite 201
New York, NY 10012	By:	/s/ Thomas A. Tolworthy
Attention: Richard Neuwirth, Chief Legal	Name:	Thomas A. Tolworthy
Officer	Title:	Chief Executive Officer and President
Facsimile: 212-260-1853
Email: rneuwirth@twinlab.com	TWINLAB HOLDINGS, INC., a Michigan corporation

With a copy to
	By:	/s/ Thomas A. Tolworthy
Vanum LLP	Name:	Thomas A. Tolworthy
Bridgewater Place	Title:	Chief Executive Officer and President
P.O. Box 352
Grand Rapids, MI 49501	ISI BRANDS INC., a Michigan corporation
Attention: Mary Kay Shaver
Facsimile: 616-336-7000
	By:	/s/ Thomas A. Tolworthy
	Name:	Thomas A. Tolworthy
	Title:	Chief Executive Officer and President

TWINLAB CORPORATION, a Delaware corporation

	By: :	/s/ Thomas A. Tolworthy
	Name:	Thomas A. Tolworthy
	Title:	Chief Executive Officer and President